Exhibit 107

Form S-8
(Form Type)

FOXO Technologies Inc.
(Exact Name of Registrant as Specified in its Charter)

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)		Proposed Maximum Offering Price Per Share		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid
	Equity	Class A common stock, par value $0.00001 per share, reserved for issuance under the FOXO Technologies Inc. 2022 Equity Incentive Plan	457(h) and 457(c)	3,286,235	(2)	$0.38	(4)	$1,248,769.30	0.000110200	$137.61
	Equity	Class A common stock, par value $0.00001 per share, that may be issued pursuant to the exercise of outstanding stock options under the FOXO Technologies Inc. 2020 Equity Incentive Plan	457(h)	2,965,500	(3)	$7.13	(5)	$21,144,015	0.000110200	$2,330.07
Total				6,251,735				$22,392,784.30		$2,467.68

(1)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers such additional and indeterminate number of securities as may become issuable pursuant to the provisions of the FOXO Technologies Inc. 2022 Equity Incentive Plan (the “2022 Plan”), FOXO Technologies Inc. 2020 Equity Incentive Plan (the “2020 Plan”) by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the Registrant’s receipt of consideration which results in an increase in the number of outstanding shares of the Registrant’s Class A common stock, par value $0.00001 per share (the “Common Stock”).

(2)	Represents shares of Common Stock that may be issued under the 2022 Plan. In general, to the extent that any awards under the 2022 Plan are forfeited, cancelled or expire for any reason without issuance of the full number of shares, such shares will again become available for issuance under 2022 Plan. Shares subject to an award under the 2022 Plan are not re-available for issuance or delivery under the 2022 Plan if such shares are (a) shares tendered in payment of an option, (b) shares delivered or withheld by FOXO Technologies Inc. to satisfy any tax withholding obligation, or (c) shares covered by a stock-settled stock appreciation right or other plan awards that were not issued upon the settlement of the award.

(3)	Represents shares of Common Stock that may be issued pursuant to the exercise of outstanding stock options under the 2020 Plan.

(4)	Estimated pursuant to Rule 457(h) under the Securities Act solely for the purpose of calculating the registration fee. The price of $0.38 per share represents the average high and low sales prices of the Common Stock as quoted on the NYSE American on December 19, 2022.

(5)	Estimated pursuant to Rule 457(h) under the Securities Act solely for the purpose of calculating the registration fee. The price of $7.13 per share represents the weighted average exercise price per share of outstanding awards under the 2020 Plan.

The Registration Statement shall become effective upon filing in accordance with Rule 462 under the Securities Act.